PediatRx reports revenues and second quarter results

CALIFON, NJ – October 20, 2011 – PediatRx, Inc. (“PediatRx”) (OTCBB: PEDX), a hospital specialty company with a current focus on oncology supportive care, is pleased to provide an update on activities for the fiscal second quarter ended August 31, 2011.  Among its achievements in the fiscal second quarter, PediatRx increased its quarterly net revenues by approximately 29% over Q1, secured all of the state licenses currently necessary to sell GRANISOL directly to wholesalers and distributors in the U.S., and signed an agreement with Integrated Commercialization Solutions, Inc. (“ICS”) to fulfill sales of GRANISOL® directly.  An AmerisourceBergen Specialty Group company, ICS is the country’s largest third-party logistics provider for pharmaceutical products.

Subsequent to the quarter end, PediatRx appointed pharmaceutical senior executive Paul J. Richardson to its Board of Directors and entered into a U.S. co-promotion agreement for AQUORAL™.

“It is extremely rewarding to see an increase in sales of GRANISOL, which are supported by recently implemented sales and marketing initiatives”, said Dr. Cameron Durrant, the founder of PediatRx.  “Coupled with a skilled and growing sales team, we believe the programs we have implemented to market GRANISOL and AQUORAL will contribute to an exciting remaining two fiscal quarters.”

PediatRx’s most notable achievements to date include:

●
Net product revenue of approximately $133,326 for the fiscal second quarter ended August 31, 2011 and $503,154 since launching the product in November, 2010.  No revenue had been recognized by the Company prior to 2010.

●	Deployment of 12 sales representatives to promote the Company’s products in the field directly to healthcare professionals.
●	Continued implementation of sales and marketing initiatives to support GRANISOL and AQUORAL sales.
●	Agreements with key wholesalers, distributors and group purchasing organizations.
●	Strengthening of the Company’s leadership team with a new Board appointment.
●	Approval by the Center for Medicare and Medicaid Services to include PediatRx’s GRANISOL on the list of reimbursed products for Medicaid and the Section 340B Drug Pricing Program.
●	Successful launch of a GRANISOL microsite (http://www.granisol.net/) to support use of GRANISOL.

Key objectives for the remainder of fiscal year 2011 include:

●	Continued focus on growing product revenues.
●	Effectively market the merits of GRANISOL and AQUORAL to healthcare professionals, payers, end users and their caregivers.
●	Explore international partnerships for GRANISOL.
●	Actively pursue additional product acquisitions.

A summary of key financial highlights for the three and six months ended August 31, 2011 is as follows ($thousands):

	As of and for the three month period ended August 31, 2011	As of and for the three month period ended August 31, 2010	As of and for the six month period ended August 31, 2011	As of and for the six month period ended August 31, 2010
Net revenues	133.3	3.1	236.3	3.1
Gross margin	88.7	2.1	175.0	2.1
Operating expenses	405.7	345.7	943.2	362.2
Net loss for the period	(316.1)	(343.6)	(768.2)	(360.1)
Cash and cash equivalents	198.5	82.7	198.5	82.7
Current assets	343.3	203.0	343.3	203.0
Current liabilities	800.1	435.5	800.1	435.5
Working capital	(456.8)	(232.5)	(456.8)	(232.5)

A complete set of unaudited financial statements is available in the Company’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2011, which is available on the Securities and Exchange Commission’s EDGAR database at www.sec.gov.

About PediatRx

PediatRx, Inc. (www.pediatrx.com) is a hospital specialty pharmaceutical company which focuses on treatments for patients suffering from serious conditions requiring hospitalization. PediatRx trades on the OTCBB under the ticker symbol PEDX.

This press release contains forward-looking statements.  Forward-looking statements are projections of events, revenues, income, future economics, research, development, reformulation, product performance or management's plans and objectives for future operations.  In some cases you can identify forward-looking statements by the use of terminology such as "may", "should", "anticipates", "believes", "expects", "intends", "forecasts", "plans", "future", "strategy", or words of similar meaning.  Forward-looking statements in this press release include those concerning PediatRx’s belief that the programs implemented to market GRANISOL and AQUORAL will contribute to an exciting remaining two fiscal quarters and the fulfillment of its key objectives for the remainder of 2011 which include a continued focus on growing product revenues, effective marketing of the merits of GRANISOL to healthcare professionals, payers, end users and their caregivers, exploration of ex-U.S. partnerships and the active pursuit of additional product acquisitions.  While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect current judgment regarding the direction of the business operations of PediatRx, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this press release.  These statements are predictions and involve known and unknown risks, uncertainties and other factors, including the risk that PediatRx cannot execute its business plan for lack of capital or other resources, distribution, partnering or licensing/acquisition opportunities, as well as the risks described in the periodic disclosure documents filed on EDGAR by PediatRx, copies of which are also available on the company’s website.  Any of these risks could cause PediatRx or its industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements in this press release.  Except as required by applicable law, including the securities laws of the United States, PediatRx does not intend to update any of the forward-looking statements to conform these statements to actual results.

Further Information
PediatRx Inc.
Research & Business Development
Email: info@pediatrx.com

Shareholder Relations
+1 908 975 0753
Email: ir@pediatrx.com